                AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

                          DATED AS OF NOVMBER 22, 1996

                                     AMONG

                                O'CHARLEY'S INC.

                                      AND

               MERCANTILE BANK OF ST. LOUIS NATIONAL ASSOCIATION,

                            BANK ONE, DAYTON, N.A.,

                  NATIONSBANK OF TENNESSEE, N.A., AS CO-AGENT

                                      AND

                         FIRST AMERICAN NATIONAL BANK,
                                    AS AGENT

                                O'CHARLEY'S INC.

                AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
                           DATED AS OF NOVEMBER, 1996

                               TABLE OF CONTENTS


Paragraph Number                                                                                                     Page
----------------                                                                                                     ----


   I.       DEFINITIONS                                                                                                 1

  II.       THE LOAN                                                                                                    8

            2.1        The Commitments                                                                                  8
            2.2        Disbursement of the Loans                                                                        9
            2.3        Upfront Fee                                                                                     10
            2.4        Commitment Fee                                                                                  11
            2.5        The Agent's Fee                                                                                 11
            2.6        Reduction of Commitment                                                                         11
            2.7        Interest Rate and Payments of Interest                                                          11
            2.8        Payments to the Agent                                                                           12
            2.9        Extension of Loan Termination Date                                                              13
            2.10       Alternate Rate of Interest                                                                      13
            2.11       Change in Circumstances                                                                         13
            2.12       Change in Legality                                                                              15
            2.13       Letters of Credit                                                                               15

 III.       CONDITIONS PRECEDENT                                                                                       16

            3.1        Documents Required for the Closing                                                              16
            3.2        Conditions Precedent for Subsequent Disbursements                                               17
            3.3        Legal Matters                                                                                   17

  IV.       REPRESENTATIONS AND WARRANTIES                                                                             17

            4.1        Original                                                                                        17
            4.2        Survival                                                                                        20

  V.        THE BORROWER'S COVENANTS                                                                                   20

            5.1        Affirmative Covenants                                                                           21
            5.2        Negative Covenants                                                                              24

 VI.        DEFAULT                                                                                                    26

            6.1        Events of Default                                                                               26
            6.2        Acceleration                                                                                    28
            6.3        Remedies                                                                                        28

VII.        THE AGENT                                                                                                  28

            7.1        Authorization                                                                                   28
            7.2        Standard of Care                                                                                29
            7.3        No Waiver of Rights                                                                             29
            7.4        Payments                                                                                        30
            7.5        Indemnification                                                                                 30
            7.6        Exculpation                                                                                     30
            7.7        Credit Investigation                                                                            30
            7.8        Resignation                                                                                     31
            7.9        Proration of Payments                                                                           31
            7.10       No Liability for Errors                                                                         31
            7.11       Offset                                                                                          32

VIII.       MISCELLANEOUS                                                                                              32

            8.1        Construction                                                                                    32
            8.2        Further Assurance                                                                               32
            8.3        Enforcement and Waiver by the Banks                                                             32
            8.4        Expenses of the Agent                                                                           33
            8.5        Notices                                                                                         33
            8.6        Waiver and Release                                                                              34
            8.7        Indemnification                                                                                 34
            8.8        Assignment/Participations                                                                       34
            8.9        Applicable Laws                                                                                 35
            8.10       Binding Effect, Assignment and Entire Agreement                                                 35
            8.11       Severability                                                                                    35
            8.12       Counterparts                                                                                    35
            8.13       Seal                                                                                            35
            8.14       Venue                                                                                           35
            8.15       Waiver of Jury Trial                                                                            36

                         LIST OF SCHEDULES AND EXHIBITS

Schedule I             Table for Calculation of Interest Rates and Commitment Fees
Exhibit A              Permitted Liens
Exhibit B              List of Fee Owned Restaurants
Exhibit C              Subordinated Indebtedness
Exhibit D              Form Note
Exhibit E              State(s) of Incorporation of Subsidiaries
Exhibit F              States in which Borrower and Subsidiaries are Qualified to Transact Business
Exhibit G              Stock Ownership
Exhibit H              Changes in Name, Principal Office, etc.
Exhibit I              Addresses of Offices of Borrower and Subsidiary
Exhibit J              Pending Litigation
Exhibit K              Compliance with Laws
Exhibit L              Existing Indebtedness
Exhibit M              Leased Restaurant Facilities
Exhibit N              Existing Investments
Exhibit O              Insider Loans
Exhibit P              Existing Sale/Leaseback Transactions
Exhibit Q              Affiliated Transactions
Exhibit R              Taylor Litigation Settlement Agreement

                AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT


            THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made and entered into as of this ____ day of ____________, 1996, by and among O'Charley's Inc. (the "Borrower"), each of the undersigned Banks, NationsBank of Tennessee, N.A., individually and as Co-Agent, and First American National Bank (the "Agent"), individually and as Agent for the Banks.

                              W I T N E S S E T H:

            WHEREAS, pursuant to the terms of a Revolving Credit Agreement dated as of April 21, 1994 (the "Original Loan Agreement"), by and between the Agent and the Banks (as defined therein), the Banks agreed to loan to the Borrower amounts not exceed $30,000,000, on a revolving loan basis; and,

            WHEREAS, Borrower has requested that the Agent and the Banks (as defined in this Amended and Restated Revolving Credit Agreement) increase the amount of the Loans available to the Borrower from $30,000,000 to $70,000,000, and the Agent and the Banks have agreed to such increase, subject to execution by Borrower, the Agent and the Banks of this Amended and Restated Revolving Credit Agreement,

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations herein contained, and each intending to be legally bound hereby, the parties hereto hereby agree to amend and restate the Original Loan Agreement as follows:

                            SECTION 1.  DEFINITIONS

            As used herein:

            "ACCOUNTS", "CHATTEL PAPER", "CONTRACTS", "CONTRACT RIGHTS", "DOCUMENTS", "EQUIPMENT", "FIXTURES", "GENERAL INTANGIBLES", "GOODS", "INSTRUMENTS" and "INVENTORY" shall have the same respective meanings as are given to those terms in the UCC.

            "ADJUSTED DEBT TO CAPITALIZATION RATIO" means the Borrower's Funded Debt plus eight (8) times the applicable Operating Lease Expense divided by Funded Debt plus Net Worth plus eight (8) times the applicable Operating Lease Expense.

            "AFFILIATES" means as to any Person (a) any Person which, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, or (b) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of more than ten percent (10%) of the outstanding shares of voting stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. In no event shall any of the

Banks be deemed to be Affiliates of the Borrower.

            "AGENT" means First American National Bank in its capacity as agent for the Banks pursuant to Section 7 hereof, and not in its individual capacity as a Bank, and any successor Agent appointed pursuant to Section 7.

            "AGREEMENT" means this Amended and Restated Revolving Credit Agreement, as it may be amended, restated, renewed or extended from time to time.

            "APPLICABLE INDEX MARGIN" means the applicable Index Margin calculated in accordance with the table set forth in Schedule I to this Agreement.

            "APPLICABLE LIBOR MARGIN" means the applicable LIBOR Margin calculated in accordance with the table set forth in Schedule I to this Agreement.

            "BANK" means each Bank listed on the signature pages of this Agreement and their respective successors and assigns, including the Agent and Co-Agent in each entity's individual capacity as a Bank, and "BANKS" means all of such Banks collectively.

            "BORROWING NOTICE" means the Borrowing Notice delivered by Borrower in accordance with Paragraph 2.2 of this Agreement.

            "BUSINESS DAY" means any day on which the state banks and national banking associations in Nashville, Tennessee are open for the conduct of ordinary business.

            "CLOSING" means the valid execution and delivery of the Notes and Loan Documents to the Agent, or as the Banks otherwise direct.

            "CO-AGENT" means NationsBank of Tennessee, N.A.

            "COMMITMENT" means the respective obligation of each Bank, which is several and not joint, to extend credit to the Borrower as set forth in Paragraph 2.1 of this Agreement.

            "COMMITMENT PERCENTAGE" means each Bank's respective percentage of the Total Commitments as set forth in Paragraph 2.1 of this Agreement.

            "CURRENT LIABILITIES" means, at any time, all liabilities that, in accordance with generally-accepted accounting principles, consistently applied, should be classified as current liabilities on the balance sheet of the Borrower.

            "DEFAULT RATE" means the rate which is the lesser of (i) the rate which is three percent (3%) per annum in excess of the applicable interest rate payable on the Loans, or (ii) the Maximum Rate.

            "EBITDA" means net earnings before interest expense, taxes, depreciation, and amortization expense, less any extraordinary income generated from nonrecurring events or from events not directly related to restaurant operations. All calculations of EBITDA which include data from the Borrower's second fiscal quarter shall add to the calculation of EBITDA, $13,610,000.00, as representative of the nonrecurring FASB 121 charge and the cost of litigation in such quarter.

            "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) and the Superfund Amendments and Reauthorization Act (SARA); the Resource Conversation and Recovery Act
(RCRA); the Emergency Planning and Community Right to Know Act; the Clean Water Act (Federal Water Pollution Control Act); the Safe Drinking Water Act; the Clean Air Act; the Surface Mining Control and Reclamation Act; the Coastal Zone Management Act; the Noise Control Act; the Occupational Safety and Health Act; the Toxic Substances Control Act (TSCA); the Federal Insecticide, Fungicide and Rodenticide Act (FIFRA); any so-called "Superfund" or "Superlien" law; or any other federal, state or local statute, law, ordinance, code, rule regulation, order, decree or other requirements of any governmental body regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or toxic or dangerous chemical, waste, substance or material.

            "EURODOLLAR INTEREST PERIOD" means, with respect to a Eurodollar Loan, a period of 1, 2, 3, or 6 months commencing on a Business Day selected by Borrower and designated in the Borrowing Notice, pursuant to Paragraph 2.2 of this Agreement. Such Eurodollar Interest Period shall end on the day in the last calendar month of such period chosen by Borrower which corresponds numerically to the beginning day of such Eurodollar Interest Period, provided, however, that if there is no such numerically corresponding day in such month, such Eurodollar Interest Period shall end on the last Business Day of such month. If the Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new month, such Eurodollar Interest Period shall end on the immediately preceding Business Day. Borrower may not elect any Eurodollar Interest Period that ends later than the Loan Termination Date. Interest shall accrue from and including the first day of a Eurodollar Interest Period to, but excluding the last day of such Eurodollar Interest Period.

            "EURODOLLAR LIABILITIES" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "EURODOLLAR LOAN" means any Loan which bears interest based on the LIBOR Rate.

            "EURODOLLAR RATE RESERVE PERCENTAGE" means the reserve percentage applicable during any Eurodollar Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Eurodollar Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for any Bank with respect to liabilities or assets consisting of or including Eurodollar Liabilities having a term equal to such Eurodollar Interest Period.

            "EVENT OF DEFAULT" has the meaning set forth in Paragraph 6.1.

            "FINANCIAL STATEMENTS" means the balance sheet of the Borrower dated as of July 14, 1996, and the statements of income and retained earnings of the Borrower for the years or months ended on such date.

            "FIXED CHARGES COVERAGE RATIO" means Borrower's EBITDA plus Rental Expense divided by Rental Expense plus Proforma CMLTD plus interest expense.

            "FLOATING RATE LOAN" means any Loan which bears interest based on the Index Rate.

            "FUNDED DEBT" means all indebtedness for money borrowed, purchase money mortgages, capitalized leases, conditional sales contracts and similar title retention debt instruments, including any current maturities of such indebtedness. This calculation shall include all Funded Debt of other entities or persons which has been guaranteed by the Borrower, or which is supported by a letter of credit issued for the account of the Borrower. All outstanding standby letters of credit issued for the account of the Borrower shall be excluded in the Funded Debt definition. Funded Debt shall exclude those letters of credit providing credit enhancement for obligations already counted in the Funded Debt definition.

            "FUNDED DEBT TO EBITDA RATIO" means Borrower's Funded Debt divided by EBITDA.

            "GAAP" means generally accepted accounting principles, consistently applied.

            "HAZARDOUS MATERIALS" means any hazardous, toxic or dangerous chemical, substance, waste or material defined as such in any of the Environmental Laws.

            "INDEBTEDNESS" means, as to the Borrower or any Subsidiary, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including without limitation:

            (A) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

            (B) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise: (1) to purchase such indebtedness; or (2) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or (3) to supply funds to or in any other manner invest in the debtor;

            (C) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

            (D) All indebtedness incurred as the lessee of goods or services under leases that, in accordance with GAAP, should not be reflected on the Borrower's or any Subsidiary's balance sheet.

            "INDEX RATE" means the reference or base rate established by the Agent from time to time as the Index Rate for the Agent.

            "LAWS" means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

            "LIBOR RATE" means, with respect to any Eurodollar Loan, the interest rate per annum (rounded upward, if necessary, to the next higher 1/100 of 1%), at which dollar deposits approximately equal in the principal amount to the applicable Eurodollar Loan and with a maturity comparable to the applicable Eurodollar Interest Period are offered to first class banks in immediately available funds in the London Interbank Market for U.S. Dollar Deposits at approximately 12:00 Noon, Nashville time, two (2) Business Days prior to the commencement of the applicable Eurodollar Interest Period, to be effective on the date of commencement of the applicable Eurodollar Interest Period, as determined by Agent, pursuant to the TELERATE reporting system.

            "LOAN" means any funds which any Bank has advanced or will advance to the Borrower on a revolving basis pursuant to its Commitment, and shall include advances in the form of letters of credit issued in accordance with the terms of this Agreement, and "LOANS" means all such advances by all Banks up to the aggregate amount of Seventy Million and 00/100 Dollars ($70,000,000.00).

            "LOAN DOCUMENTS" means this Agreement, the Notes, and any other document executed or delivered by or on behalf of the Borrower or any Subsidiary evidencing or securing the Obligations.

            "LOAN TERMINATION DATE" means the earlier of (i) the occurrence of an Event of Default which is not waived by the Agent in accordance with the terms of this Agreement, or (ii) November 30, 1999 (or such later date as may be agreed to by the Banks pursuant to Paragraph 2.9 of this Agreement).

            "LONG-TERM DEBT" means that portion of Total Liabilities (including capitalized leases) which constitute obligations for borrowed money and which are not classified as Current Liabilities in accordance with generally-accepted accounting principles consistently applied.

            "MAJORITY BANKS" means Banks holding at least sixty-six and two-thirds percent (66 2/3%) of the then aggregate unpaid principal amounts of the Notes held by the Banks, or if no such principal amounts are outstanding, Banks having at least sixty-six and two-thirds percent (66 2/3%) of the Total Commitments. For purposes of determining the Majority Banks, $47,000,000 shall be deemed to be 66 2/3% of the Total Commitments.

            "MAXIMUM RATE" means the maximum rate of interest permitted to be charged by Agent under applicable laws in effect from time to time.

            "NET WORTH" means the sum of Stockholders' Equity, preferred stock, debt convertible to capital stock of Borrower which is fully subordinated to the satisfaction of Agent, plus minority interests.

            "NOTE" means a promissory note substantially in the form of EXHIBIT D attached hereto, duly executed and delivered to the Agent by Borrower and payable to the order of a Bank in the amount of its Commitment, including any amendment, modification, renewal, extension, or replacement thereof, and "NOTES" means the Note of each of the Banks collectively.

            "OBLIGATIONS"  means the obligation of the Borrower:

            (A) To pay the principal of and interest on the Notes in accordance with the terms thereof and to satisfy all of its other liabilities to the Banks hereunder, including, without limitation, obligations evidenced by applications for letters of credit and other documents or instruments executed by Borrower in connection with the issuance of letters of credit, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or severally, including any extensions, modifications, and renewals thereof and substitutions therefore;

            (B) To repay to the Banks all amounts advanced by the Banks hereunder or otherwise on behalf of the Borrower; and

            (C) To reimburse the Agent, on demand, for all of the Agent's reasonable expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the enforcement of this Agreement and the documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the Obligations referred to in the foregoing paragraphs (A) and (B); and

            (D) To reimburse Agent for all legal costs and expenses incurred in connection with the preparation of this Agreement and the other Loan Documents and the consummation of the Loan transaction.

            "OPERATING LEASE EXPENSE" means the minimum future operating lease payment as designated in the Borrower's audited financial statements for the fiscal year applicable in the following sequences: for the compliance certificate due to the Agent in March (fiscal year end) and for the certificates due in May, August and November (fiscal quarter ends), the appropriate minimum future operating lease payment amount shall be the one designated in the most recent audited financial statements for the specific year in which the certificate is due. (Example: Listed in the 1995 annual report, the future minimum operating lease payment for 1996 is $3,174,000. This figure will be used for all the compliance certificates due to the Banks in 1996 covering 12/31/95, 4/21/96, 7/14/96 and 10/6/96.)

            "PERMITTED LIENS" means:

            (A)  Liens described on EXHIBIT A hereof;

            (B) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet delinquent;

            (C) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

            (D) Liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

            (E) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder;

            (F) Encumbrances consisting of zoning restrictions, easements or other similar use restrictions relating to the use of the Real Property that exist as of the date hereof, and any such encumbrances that arise after the date hereof that do not materially impair the use of the Real Property by the Borrower or any Subsidiary in the operations of its business, and that are not violated in any material respect by existing or proposed structures or land use; and

            (G) Liens in favor of the Banks and/or Agent, or otherwise permitted by the Majority Banks under Section 5.2(B).

            "PERSON" means any individual, corporation, partnership, association, joint-stock company, estate, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

            "PROFORMA CMLTD" means proforma current maturities of Long Term Debt compiled in accordance with GAAP for the four (4) fiscal quarters immediately following the specified period.

            "REAL PROPERTY" means the fee owned O'Charley's Restaurants listed on EXHIBIT B attached hereto and made a part hereof, together with all future fee owned O'Charley's Restaurants developed by the Borrower during the term of this Agreement.

            "RECORDS" means correspondence, memoranda, tapes, books, discs, paper, magnetic storage and other documents or information of any type, whether expressed in ordinary or machine language.

            "RENTAL EXPENSE" means actual rental expenses paid on all operating leases for the specified period.

            "STOCKHOLDERS' EQUITY" means, at any time, the aggregate of the Subordinated Indebtedness plus the sum of the following accounts set forth in a consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with GAAP: (A) the par or stated value of all outstanding capital stock; (B) capital surplus; and (C) retained earnings.

            "SUBORDINATED INDEBTEDNESS" means all Indebtedness incurred at any time by the Borrower or any Subsidiary, the repayment of which is fully subordinated to the Loans in form and manner satisfactory to the Banks. All existing Subordinated Indebtedness is described in EXHIBIT C attached hereto.

            "SUBSIDIARY" means any corporation of which more than fifty percent (50%) of the outstanding voting securities shall, at the time of determination, be owned directly, or indirectly through one or more intermediaries, by the Borrower.

            "TOTAL COMMITMENTS" means the aggregate of the several Commitments of the Banks in the principal amount of up to Seventy Million and 00/100 Dollars ($70,000,000.00), as set forth in Section 2 of this Agreement, including the aggregate of the several Commitments as they may be reduced from time to time.

            "TOTAL LIABILITIES" means all Indebtedness that, in accordance with GAAP, should be classified as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries.

            "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of Tennessee, as it may be amended from time to time; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of a security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Tennessee, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non- perfection.


                              SECTION 2.  THE LOAN


            2.1      THE COMMITMENTS.

                     (A) The Borrower, the Agent and the Banks hereby agree that the terms of the Original Loan Agreement are hereby terminated and replaced with the terms and conditions set forth in this Agreement. Subject to the terms and conditions of and relying on the representations, warranties and covenants contained in this Agreement, for a period ending on the Loan Termination Date, each Bank agrees to fund severally but not jointly to the Borrower up to the amount set out below opposite their names, which for all of the Banks shall be the aggregate maximum principal amount of up to Seventy Million and 00/100 Dollars ($70,000,000.00). The maximum Commitment of each of the Banks and its respective percentage of the Total Commitments (the "Commitment Percentage" of each Bank) are as follows:


                                                                                      COMMITMENT
            BANK                        COMMITMENT AMOUNT                             PERCENTAGE
            ----                        -----------------                             ----------
First American National Bank            $20,000,000.00                                28.57%
NationsBank of Tennessee, N.A.          $20,000,000.00                                28.57%
Mercantile Bank of St. Louis
 National Association                   $15,000,000.00                                21.43%
Bank One, Dayton, N.A.                  $15,000,000.00                                21.43%

                     (B) The Loans shall be evidenced by (i) the $20,000,000.00 Note of Borrower to First American National Bank, (ii) the $20,000,000.00 Note of Borrower to NationsBank of Tennessee, N.A., (iii) the $15,000,000.00 Note of Borrower to Mercantile Bank of St. Louis National Association, and (iv) the $15,000,000.00 Note of Borrower to Bank One Dayton, N.A., which Notes are substantially in the form set forth in EXHIBIT D attached hereto, with each Note payable in accordance with its terms. The Borrower may obtain Loans, repay without penalty or premium (except that Eurodollar Loans may only be prepaid at the end of the applicable Eurodollar Interest Period) and reborrow hereunder, from the date of this Agreement until the Loan Termination Date either the full amount of the Total Commitments, or any lesser sum which is (a) in the minimum amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) and in integral multiples of $100,000.00 if in excess thereof for Floating Rate Loans, and (b) in the minimum amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) and in integral multiples of $500,000.00 if in excess thereof for Eurodollar Loans. Each of the Loans hereunder shall be made by each Bank ratably in accordance with the ratio that its respective Commitment Percentage bears to the amount of such Loan.

                     (C) The Loans made hereunder may be either Eurodollar Loans, Floating Rate Loans, or a combination thereof.

            2.2      DISBURSEMENT OF THE LOANS.

                     (A) The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. Nashville time on the day of disbursement of Loans (other than Eurodollar Loans), or 1:00 p.m. Nashville time three (3) Business Days prior to any requested disbursement of a Eurodollar Loan. Each Borrowing Notice shall be written and may be made by telecopier, telex or cable in addition to the means set forth for giving notice in Paragraph 8.5. Each Borrowing Notice shall specify the requested date of such requested disbursement, the aggregate amount of such disbursement, the type of Loan (Floating Rate Loan or Eurodollar Loan), and if a Eurodollar Loan, the designated Eurodollar Interest Period. Not later than noon Nashville time on each disbursement date, and subject to the terms and conditions hereof, each Bank shall make available to the Agent at Agent's address specified hereafter such Bank's ratable portion of such Loan in accordance with its respective Commitment Percentage in funds immediately available in Nashville. The Agent will credit the proceeds of the Loans to the Borrower's deposit account with the Agent on the same Business Day on which the Agent receives the proceeds of each Bank's advances. Each such Borrowing Notice shall obligate the Borrower to accept the disbursement of the Loans requested thereby.

                     (B) The Borrower shall have the right at any time, on prior irrevocable written or telefaxed notice to the Agent, to convert any Floating Rate Loan into a Eurodollar Loan, to convert a Eurodollar Loan into a Floating Rate Loan, or to continue any Eurodollar Loan for a subsequent Eurodollar Interest Period (specifying in each case the Eurodollar Interest Period to be applicable thereto), subject in each case to the following:

                           (1)    The irrevocable notice to convert a Loan to a
Eurodollar Loan, or to continue a Eurodollar Loan, must be received by Agent not later than 1:00 p.m., Nashville time, three (3) days prior to the requested conversion date;

                           (2)    No Eurodollar Loan shall be converted or
prepaid at any time other than at the end of the Eurodollar Interest Period applicable thereto;

                           (3)    Each conversion shall be effected by applying
the proceeds of the new Eurodollar or Floating Rate Loan, as the case may be, to the Loan (or portion thereof) being converted;

                           (4)    The number of Eurodollar Loans outstanding at
any one time shall not exceed eight (8).

            Each notice pursuant to this subparagraph shall be irrevocable and shall refer to this Agreement and specify (i) the identity and principal amount of the particular Loan that the Borrower requests to be converted or continued,
(ii) if such notice requests conversion, the date of conversion (which shall be a Business Day), and (iii) if a Loan is to be converted to a Eurodollar Loan, or a Eurodollar Loan is to be continued, the Eurodollar Interest Period with respect thereto. In the event that the Borrower shall not give notice to continue any Eurodollar Loan for a subsequent period, such Loan (unless repaid) shall automatically be converted into a Floating Rate Loan. If the Borrower shall fail to specify in the Borrowing Notice the type of borrowing, or, in the case of a Eurodollar Loan, the applicable Eurodollar Interest Period, the Borrower will be deemed to have requested a Floating Rate Loan. If Agent reasonably believes that any failure by Borrower to specify the type of borrowing or the applicable Eurodollar Interest Period shall have resulted from failure of communications equipment or clerical error, then prior to funding any such borrowing, the Agent shall use reasonable efforts to obtain confirmation from Borrower of the contents of such Borrowing Notice; however, in the absence of confirmation by Borrower, which specifies the type of borrowing and the applicable Eurodollar Interest Period, the Borrower will be deemed to have requested a Floating Rate Loan. Notwithstanding anything to the contrary contained above, if an Event of Default shall have occurred and be continuing, no Eurodollar Loan may be continued, and no Floating Rate Loan may be converted into a Eurodollar Loan.

                     (C) The failure of any Bank to make any advances hereunder pursuant to its Commitment upon Agent's receipt of a proper Borrowing Notice shall not relieve any other Bank of its obligation, if any, hereunder to make its advances pursuant to its Commitment and such Borrowing Notice. However, no Bank shall be responsible for any other Bank's failure or refusal to make any advances pursuant to such other Bank's Commitment and such Borrowing Notice.

            2.3 UPFRONT FEE. A fee equal to .10% of the Total Commitments has been paid by the

Borrower to the Agent, for the account of the Banks, such fee to be shared by the Banks, ratably based on the amount of each Bank's Commitment.

            2.4 COMMITMENT FEE. From and after the date hereof, until the Loan Termination Date, the Borrower shall pay to the Agent for the account of the Banks a commitment fee based on the average daily undisbursed amount of the Total Commitments during each quarter-annual period or portion thereof and calculated in accordance with the Table attached to this Agreement as Schedule
I. For purposes of calculating the Commitment Fee, standby letters of credit issued by the Banks for the account of Borrower under this Agreement shall be deemed to be a disbursement under the Loan. The Commitment Fee shall be payable quarterly, in arrears, on the first Business Day following each fiscal quarter end, the first such payment being due on December 30, 1996. Any accrued and unpaid Commitment Fee shall be paid on the Loan Termination Date.

            2.5 THE AGENT'S FEE. The Borrower shall pay an annual Agent's Fee to the Agent, in accordance with a Letter Agreement dated September 26, 1996, between the Borrower and the Agent, the terms of which are incorporated herein by reference.

            2.6 REDUCTION OF COMMITMENT. The Borrower shall have the right to reduce the amount of the Total Commitments, at any time and from time to time, in any integral multiple of $1,000,000.00, which reduction shall reduce each Bank's Commitment pro rata in accordance with its Commitment Percentage. Contemporaneously with each such reduction, the Borrower shall repay to the Agent for the account of each Bank in accordance with its respective Commitment Percentage the amounts, if any, by which the then outstanding principal balance of each Note exceeds each Commitment as so reduced. After each such reduction: (i) the next Commitment Fee due in accordance with Paragraph 2.4 shall be calculated taking into account the date on which the Total Commitments are so reduced; and (ii) the Total Commitments may not be increased without the written consent of the Banks.

            2.7      INTEREST RATE AND PAYMENTS OF INTEREST.

                     (A) Interest shall be charged and paid on Loans as follows:

                           (1)    For a Floating Rate Loan, at a floating rate
per annum equal to the Index Rate plus (or minus) the Applicable Index Margin as reflected in Schedule I to this Agreement, said rate to change contemporaneously with any change in the Index Rate and to change quarterly to reflect changes in the Applicable Index Margin in accordance with the Table attached hereto as Schedule I.

                           (2)    For a Eurodollar Loan, at a rate per annum
equal to the LIBOR Rate plus the Applicable LIBOR Margin in accordance with the Table attached hereto as Schedule I.

                           (3)    The Borrower shall pay to the Banks, if and
so long as any Banks shall be required under regulations of the Board of Governors of the Federal Reserve System, to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar Liabilities, additional interest on the unpaid principal amount of each Eurodollar Loan, from the date of such advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBOR Rate plus the Applicable LIBOR Margin for the Eurodollar Interest Period from (ii) the rate obtained by dividing the LIBOR Rate plus the Applicable LIBOR Margin by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Eurodollar Interest Period, payable on each date on which interest is payable. Such additional interest shall be determined by each Bank, which shall so notify Borrower thereof.

                           (4)    The interest for Floating Rate Loans and
Eurodollar Loans shall be computed on the basis of a 360-day year, counting the actual number of days elapsed, and shall be due and payable without notice (i) monthly in arrears on the first day of each consecutive month commencing December 1, 1996, in the case of Floating Rate Loans, and (ii) at the end of the applicable Eurodollar Interest Period for each Eurodollar Loan.

                           (5)    Notwithstanding the foregoing, upon the
occurrence and continuation of an Event of Default, interest may be charged at the Default Rate set forth in the Notes, if the Majority Banks have so elected, but regardless of whether the Majority Banks have elected to exercise any other remedies under Section 6 hereof, including without limitation acceleration of the maturity of the outstanding principal of the Notes. All such interest shall be paid at the time of and as a condition precedent to the curing of any such default to the extent any right to cure is given.

                     (B) If, at any time, the interest rate payable under the Notes shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted by any applicable Laws, for such time as such interest rate would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest permissible under such Laws.

            2.8      PAYMENTS TO THE AGENT.

                     (A) The Agent shall send the Borrower statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on the Borrower unless the Borrower notifies the Agent to the contrary within ten (10) days of its receipt of any statement which it deems to be incorrect. All sums payable to the Banks hereunder shall be paid directly to the Agent for the account of each Bank in immediately available funds prior to 12:00 noon, Nashville time, on the date when such sums are due and payable. Any amounts received by the Agent prior to 12:00 noon Nashville time on any Business Day shall be deemed to have been received by all Banks on such Business Day, and any amounts received by Agent after such time shall be deemed to have been received by all Banks on the next Business Day.

                     (B) Each payment made to the Agent on the Notes or for other sums or fees due hereunder for the account of the Banks shall be properly remitted by the Agent to each Bank, pro rata in accordance with the outstanding unpaid principal amount of the Notes held by each Bank, no later than 2:00 p.m. Nashville time on the date on which Agent receives such payment.

                     (C) Borrower shall give Agent two (2) Business Days notice of payments of principal and/or interest other than interest payments on a regularly scheduled payment date set forth in the Notes. Principal payment amounts shall be in a minimum amount of $100,000.00 for Floating Rate Loans and $500,000.00 for Eurodollar Loans.

            2.9 EXTENSION OF LOAN TERMINATION DATE. Provided no Default exists under this Agreement, and provided Borrower has not instructed Agent, in writing, to the contrary, on or before the date which is sixty (60) days prior to the anniversary date of this Agreement (beginning with the first anniversary date), the Agent shall submit a written request to the Banks, requesting the Banks' approval to extend the Loan Termination Date for one (1) year. Subject to the approval of all of the Banks to such extension of the Loan Termination Date, the Loan Termination Date shall be extended for one (1) year, and the Agent shall so notify the Borrower in writing of such extension. To the extent the Agent has not notified the Borrower, in writing, within sixty (60) days following the anniversary date of this Agreement (beginning with the first anniversary date), that the Loan Termination Date has been extended, the request of the Agent to extend the Loan Termination Date, as provided for in this Paragraph 2.9, shall be deemed to be denied.

            2.10     ALTERNATE RATE OF INTEREST.

                     (A) In the event, and on such occasion, that on the date of commencement of any Eurodollar Interest Period for a Eurodollar Loan, any Bank shall have reasonably determined:

                           (1)    That dollar deposits in the amount of the
requested principal amount of such Eurodollar Loan are not generally available to first-class banks in the London Interbank Market;

                           (2)    That the rate at which such dollar deposits
are being offered will not adequately and fairly reflect the cost to such Bank of making or maintaining such Eurodollar Loan during such Eurodollar Interest Period; or

                           (3)    That reasonable means do not exist for
ascertaining the LIBOR Rate generally, such Bank shall, as soon as practicable thereafter, given written or telephonic notice of such determination to the Borrower. In the event of any such determination, any request by the Borrower for a Eurodollar Loan pursuant to Paragraph 2.2 shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Floating Rate Loan. Each determination by the Banks hereunder shall be conclusive absent manifest error.

            2.11     CHANGE IN CIRCUMSTANCES.

                     (A) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable Laws or regulations or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to a Bank under any Eurodollar Loan made by a Bank or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income of a Bank by the country in which a Bank is located, or by the jurisdiction in which a Bank has its principal office, or by any political subdivision or taxing authority therein), or shall impose, modify, or deem applicable any reserve requirement, special deposit, insurance charge (including FDIC insurance on Eurodollar deposits) or similar requirements against assets of, deposits with or for the account of, or credit extended by, such Bank or shall impose on such Bank or the London Interbank Market any other condition affecting this Agreement or Eurodollar Loans made by such Bank, and the result of any of the foregoing shall be to increase the cost to the Bank of making or maintaining its Eurodollar Loan or to reduce the amount of any sum received or receivable by such Bank for any of its Eurodollar Loans hereunder (whether of principal, interest or otherwise) by an amount reasonably deemed by the Bank to be material, then the Borrower will pay to such Bank such additional amount or amounts as will reasonably compensate such Bank for such additional costs.

                     (B)   If either:

                           (1)    The introduction of, or any change in, or in
the interpretation of, any United States or foreign law, rule or regulation; or

                           (2)    Compliance with any directive, guidelines or
request from any central bank or other United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the date hereof (but excluding, however, any law, rule, regulation, interpretation, directive, guideline or request contemplated by or resulting from the report dated July, 1988, entitled "International Convergence of Capital Measurement and Capital Standards" issued by the Basic Committee on Banking Regulations and Supervisory Practices), affects or would affect the amount of capital required or expected to be maintained by any Bank (or any lending office of any Bank) or any corporation directly or indirectly owning or controlling any Bank (or any lending office of any Bank) based upon the existence of this Agreement, and such Bank shall have determined that such introduction, change or compliance has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such owning or controlling corporation as a consequence of its obligations hereunder (including its Commitment) to a level below that which such Bank or such owning or controlling corporation could have achieved but for such introduction, change or compliance (after taking into account that such Bank's policies or the policies of such owning or controlling corporation, as the case may be, regarding capital adequacy) by an amount deemed by such Bank (in its sole discretion) to be material, then the Borrower will pay to such Bank such additional amount or amounts as will compensate the Bank for such reduction attributable to making, funding and maintaining its Commitment and Loans hereunder.

                     (C) A certificate of any Bank setting forth such amount or amounts as shall be necessary to compensate such Bank (or its participating banks or other entities pursuant to this Agreement), as specified in paragraph
(A) or (B) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, however, that the Borrower shall be responsible for compliance herewith and the payment of increased costs only to the extent:

                           (1)    Any change in Laws giving rise to increased
costs occurs after the date of this Agreement, and such change or actions are generally applicable to financial institutions similarly situated to the Banks; and

                           (2)    Such costs arise or accrue after the day that
is one hundred eighty (180)

Business Days after the date on which such Bank provides the Borrower with written notice specifying the change or event giving rise to such increased costs.

Subject to the foregoing, the Borrower shall pay the affected Bank the amount shown as due on any such certificate within ten (10) days after its receipt of such certificate.

                     (D) The protection of this Paragraph 2.11 shall be available to the Banks regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition that shall have been imposed.

            2.12     CHANGE IN LEGALITY.

                     (A) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Bank to make or maintain any Eurodollar Loan or to give effect to its obligations to make Eurodollar Loans as contemplated hereby, then, by written notice to the Borrower, such Bank may:

                           (1)    Declare that Eurodollar Loans will not
thereafter be made by such Bank hereunder, whereupon the Borrower shall be prohibited from requesting Eurodollar Loans from the Banks hereunder unless such declaration is subsequently withdrawn; and

                           (2)    Require that all outstanding Eurodollar Loans
made by it be converted to Floating Rate Loans, in which event (a) all such Eurodollar Loans shall be automatically converted to Floating Rate Loans as of the effective date of such notice as provided in paragraph (B) below, and (b) all payments and prepayments of principal that would otherwise have been applied to repay the converted Eurodollar Loans shall instead be applied to repay the Floating Rate Loans resulting from the conversion of such Eurodollar Loans.

                     (B) For purposes of this Paragraph 2.12, a notice to the Borrower by any Bank, pursuant to (A) above, shall be effective, if lawful, on the last day of the then current Eurodollar Interest Period; in all other cases, such notice shall be effective on the date of receipt by the Borrower.

            2.13 LETTERS OF CREDIT. In connection with standby letters of credit issued for the account of the Borrower, the Borrower agrees to execute such letter of credit applications and other documents and instruments as Agent reasonably deems necessary in connection with the issuance of such letters of credit. The expiration date for each letter of credit issued hereunder shall not exceed the earlier of (i) one (1) year from the date the letter of credit is issued, or (ii) November 30, 1999 (or the maturity date of the Credit Facility, if such date has been extended). As reasonable compensation to the Banks for reserving the funds necessary to issue letters of credit to the Borrower, the Borrower shall pay to the Agent for the benefit of the Banks a letter of credit fee equal to one percent (1%) of the face amount of each letter of credit issued under this Agreement. Such letter of credit fee shall be due and payable at the time the letter of credit is issued. The aggregate amount of all standby letters of credit as may be outstanding from time to time under this Agreement shall not exceed $2,000,000.

                        SECTION 3.  CONDITIONS PRECEDENT

            The obligation of the Banks to fund the Loans hereunder is subject to the following conditions precedent:

            3.1 DOCUMENTS REQUIRED FOR THE CLOSING. The Borrower shall have delivered to the Agent prior to the initial disbursement of the Loans the following:

                     (A)   The Notes executed by the Borrower;

                     (B)   This Agreement executed by the Borrower;

                     (C) A copy of resolutions of the Borrower's board of directors, certified by the corporate secretary of Borrower as of the date of Closing, authorizing the execution, delivery and performance of this Agreement, the Notes, the other Loan Documents, and each other document to be delivered pursuant hereto;

                     (D) A copy, certified as of the most recent date practicable, by the Secretary of State of Tennessee, of the Borrower's and each Subsidiary's certificate of incorporation, together with a certificate dated the date of the Closing of the Borrower's corporate secretary to the effect that such certificates of incorporation have not been amended since the date of the aforesaid Secretary of State certifications;

                     (E) A copy of the Borrower's by-laws certified by Borrower's secretary as of the date of the Closing;

                     (F) A certificate dated as of the date of the Closing of the Borrower's corporate secretary as to the incumbency and signatures of the officers of the Borrower executing this Agreement, the Notes, the other Loan Documents, and each other document to be delivered pursuant hereto;

                     (G) Within thirty (30) days of the Closing, certificates, as of the most recent dates practicable, of the aforesaid Secretary of State, the Secretary of State of each state in which the Borrower is qualified as a foreign corporation and of the department of revenue or taxation of each of the foregoing states as to the good standing of the Borrower;

                     (H) A written opinion of Bass, Berry & Sims, PLC, the Borrower's counsel, dated the date of the Closing and addressed individually to each Bank, in form reasonably satisfactory to the Banks.

                     (I) A certificate, dated as of the date of the Closing, signed by the chief executive officer, chief financial officer or secretary/treasurer of the Borrower (in his or her corporate capacity) and to the effect that:

                           (1)    The representations and warranties set forth
within Paragraph 4.1 are true as of the date of the Closing;

                           (2)    No Event of Default hereunder, and no event
which, with the giving of notice or passage of time or both, would become such an Event of Default, has occurred as of such date;

                     (J) Copies of all documents evidencing the terms and conditions of any debt specified as Subordinated Indebtedness on EXHIBIT C, all of which shall be in form and substance satisfactory to Banks;

                     (K) Payment of the remaining balance of the Upfront Fee, together with the initial Agent's Fee, together with all other reasonable costs and expenses incurred by Agent in connection with the Loan, including, without limitation, reasonable attorney's fees. The Banks acknowledge that Borrower shall be responsible only for fees and expenses of counsel engaged by Agent in connection with the Loan. Any additional legal fees or expenses incurred by the other Banks shall be paid by such Banks.

            3.2 CONDITIONS PRECEDENT FOR SUBSEQUENT DISBURSEMENTS. The obligation of the Banks to fund Loans hereunder is subject to the fulfillment of each of the following conditions:

                     (A) The Agent shall have received the notices required by Section 2.2 of this Agreement with respect to any Loan.

                     (B) All the representations and warranties of the Borrower under this Agreement shall be true and correct, in substantially all respects at the time of such Loan.

                     (C) No Event of Default shall have occurred and be continuing, and no event has occurred and is continuing that, with the giving of notice or passage of time or both, would be an Event of Default; and

                     (D) No material adverse change shall have occurred in the financial condition of Borrower and its Subsidiaries taken as a whole, since the date of the most recent Financial Statements delivered to Agent.

            3.3 LEGAL MATTERS. At the time of the Closing and thereafter, all legal matters incidental to the Loans shall be satisfactory to Sherrard & Roe, PLC, counsel to the Agent.


                   SECTION 4.  REPRESENTATIONS AND WARRANTIES


            4.1 ORIGINAL. To induce the Banks to enter into this Agreement, the Borrower and each Subsidiary jointly and severally represent and warrant to each Bank as follows:

                     (A) The Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Tennessee; each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation, all as set forth in EXHIBIT E; the Borrower and each Subsidiary have the lawful power to own their properties and to engage in the business they conduct, and each is duly qualified and in good standing as a foreign corporation in the jurisdictions wherein the nature of the business transacted by it or property owned by it makes such qualification necessary; the states in which the Borrower and each Subsidiary are qualified to do business are set forth in EXHIBIT F; the percentage of the Borrower's ownership of the outstanding stock of each Subsidiary is as listed in EXHIBIT G; neither the Borrower nor any Subsidiary has changed its name, been the surviving corporation in a merger, acquired any business, or changed its principal executive office since April 21, 1994, except as set forth in EXHIBIT H; and the addresses of all places of business of the Borrower and each Subsidiary are as set forth in EXHIBIT I;

                     (B) Neither the Borrower nor any Subsidiary is in material default with respect to any of its existing Indebtedness, and the making and performance of this Agreement, the Notes and the other Loan Documents will not (immediately; or with the passage of time or the giving of notice, or both):

                           (1)    Violate the charter or bylaw provisions of
the Borrower or any Subsidiary, or violate any Laws or result in a default under any contract, agreement, or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary or its property is bound; or

                           (2)    Result in the creation or imposition of any
security interest in, or lien or encumbrance upon, any of the assets of the Borrower or any Subsidiary;

                     (C) The Borrower and each Subsidiary have the power and authority to enter into and perform this Agreement, the Notes and the other Loan Documents, as applicable, and to incur the Obligations herein and therein provided for, and have taken all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, the Notes and the other Loan Documents;

                     (D) This Agreement and the other Loan Documents are, and the Notes when delivered will be, valid, binding, and enforceable in accordance with their respective terms;

                     (E) Except as disclosed in EXHIBIT J hereto, there is no pending or, to Borrower's knowledge, threatened order, notice, claim, litigation, proceeding or investigation against or affecting the Borrower or any Subsidiary, whether or not covered by insurance, that would involve the payment by Borrower or any Subsidiary of Fifty Thousand Dollars ($50,000.00) or more if adversely determined (upon request by the Agent, the Borrower shall provide the Agent with copies of all pleadings and other documents filed in any of the matters disclosed in EXHIBIT J);

                     (F) The Borrower and its Subsidiaries have good and marketable title to all of their respective assets, including without limitation the Real Property, and the Real Property is subject to no security interest, encumbrance or lien, or the claims of any other Person except for Permitted Liens;

                     (G) The Financial Statements, including any schedules and notes pertaining thereto, have been prepared in accordance with GAAP, and fully and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries at the dates thereof and the results of operations for the periods covered thereby, and there have been no material adverse changes in the financial condition or business of the Borrower and its Subsidiaries taken as a whole from July 14, 1996, to the date hereof;

                     (H) Since July 14, 1996, the Borrower and its Subsidiaries had no material Indebtedness of any nature, including, but without limitation, liabilities for taxes and any interest or penalties relating thereto, except to the extent reflected (in a footnote or otherwise) and reserved against in the Financial Statements dated July 14, 1996, or as disclosed in or permitted by this Agreement; the Borrower does not know, and has no knowledge of any basis for the assertion against it or any Subsidiary, of any material Indebtedness of any nature not fully reflected and reserved against in the Financial Statements;

                     (I) Except as otherwise permitted herein, the Borrower and its Subsidiaries have filed all federal, state and local tax returns and other reports they are required by Laws to file prior to the date hereof and which are material to the conduct of their respective businesses, have paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the date hereof, and have made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable; the Borrower has no knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments or charges not provided for on its books;

                     (J) Except as otherwise disclosed in EXHIBIT K hereto, or except to the extent that the failure to comply would not materially interfere with the conduct of the business of the Borrower and its Subsidiaries taken as a whole, the Borrower and its Subsidiaries have complied, in all material respects, with all applicable Laws with respect to: (1) any restrictions, specifications, or other requirement pertaining to products that the Borrower or any Subsidiary sells or to the services each performs; (2) the conduct of their respective businesses; (3) the use, maintenance, and operation of the Real Property and the personal properties owned or leased by them, in the conduct of their respective businesses; and (4) health, safety, worker's compensation, and equal employment opportunity;

                     (K) The Borrower and its Subsidiaries and their respective assets and operations are in compliance in all material respects with all Environmental Laws, and the Borrower and its Subsidiaries will comply, in all material respects, with all such Environmental Laws and regulations which may be imposed in the future; all facilities and properties of the Borrower and its Subsidiaries are and will be on the date of Closing, in all material respects, in a clean and healthful condition, free of asbestos and of all contamination by Hazardous Materials and other potentially harmful chemical or physical conditions, including, without limitation, any contamination of the air, soil, groundwater or surface waters associated with such facilities and properties; there are no storage tanks (whether above or below ground) located in or on such facilities and properties; no Hazardous Materials intended for use or generated at any such facilities or properties have been or are used, stored treated or disposed of in violation of applicable Laws and regulations; all Hazardous Material which have been removed, released or emitted from any of such facilities or properties were and are documented, transported and disposed of in compliance in all material respects with all applicable Laws and regulations; and neither the Borrower nor any Subsidiary is a defendant in any administrative or judicial action alleging liability under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), or any other Environmental Law, nor has the Borrower or any Subsidiary received a notice that it is a potentially responsible party under CERCLA, similar state Laws, or any other Environmental Law;

                     (L) No representation or warranty by the Borrower or any Subsidiary contained herein or in any Exhibit furnished by the Borrower or any Subsidiary pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;

                     (M) Each consent, approval or authorization of, or filing, registration or qualification with, any Person required to be obtained or effected by the Borrower or any Subsidiary in connection with the execution and delivery of the Loan Documents or the undertaking or performance of any obligation thereunder has been duly obtained or effected;

                     (N)   All existing Indebtedness of the Borrower or any
Subsidiary: (1) for money borrowed; or (2) under any security agreement, mortgage, or agreement covering the lease of real or personal property by the Borrower or any Subsidiary as lessee, is described in EXHIBIT L;

                     (O) All lease agreements for restaurant facilities operated by Borrower are described on EXHIBIT M hereto;

                     (P) Neither the Borrower nor any Subsidiary has made any agreement or has taken any action which may cause anyone to become entitled to a commission or finder's fee as a result of the making of the Loans;

                     (Q) All Defined Benefit Pension Plans, as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of the Borrower and each Subsidiary meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction, as defined in ERISA, has occurred with respect to any such Plan.

            4.2 SURVIVAL. All of the representations and warranties set forth in Paragraph 4.1 shall survive until all Obligations are satisfied in full.


                      SECTION 5.  THE BORROWER'S COVENANTS


            The Borrower does hereby covenant and agree with each Bank that, so long as any of the Obligations remain unsatisfied, it will comply, and it will cause its Subsidiaries to comply, with the following covenants:

            5.1      AFFIRMATIVE COVENANTS.

                     (A) The Borrower will use the proceeds of the Loans only for general working capital needs and to provide interim financing for acquisition and development of O'Charley's Restaurant facilities. Loan proceeds will not be used for any purpose other than as specifically permitted by this Paragraph 5.1(A), without first obtaining the consent of the Majority Banks.

                     (B)   The Borrower will furnish the Agent:

                           (1)    Within forty-five (45) days after the close
of each quarter-annual accounting period in each fiscal year of Borrower: (a) quarterly 10-Q financial statements; and (b) income statement and balance sheet of the Borrower for such quarter-annual period. All financial statements shall be in reasonable detail, subject to year-end audit adjustments and certified by the Borrower's president or principal financial officer to have been prepared in accordance with GAAP, except for any inconsistencies explained in such certificate;

                           (2)    Within ninety (90) days after the close of
each fiscal year of Borrower: (a) annual audited financial statements of the Borrower as of the end of such fiscal year--all in reasonable detail, including all supporting schedules, notes and comments, and (b) an annual forecast prepared by Borrower including a balance sheet, income statement and statement of cash flows, to be in form and to contain reasonable detail satisfactory to the Banks. The annual statements shall be audited by an independent certified public accountant selected by the Borrower and reasonably acceptable to the Agent, and certified by such accountants to have been prepared in accordance with GAAP, except for any inconsistencies explained in such certificate. The Banks, shall have the right, from time to time, to discuss the Borrower's affairs directly with the Borrower's independent certified public accountants after notice to the Borrower and opportunity of the Borrower to be present at any such discussions. So long as Borrower is not in default, the Banks agree to coordinate discussions with the Borrower's accountants so as to minimize the additional expense incurred;

                           (3)    Contemporaneously with each quarter annual
and fiscal year-end financial report required by the foregoing paragraphs (1) and (2), a certificate of the chief executive officer, chief financial officer or secretary/treasurer of the Borrower (in his or her corporate capacity) stating that: (i) such officer has individually reviewed the provisions of this Agreement and is knowledgeable of the activities of the Borrower and its Subsidiaries during such year or quarter-annual period, as the case may be; and
(ii) to the best of such officer's knowledge, the Borrower has observed and performed, in all material respects, each undertaking contained in this Agreement and is not in default in the observance or performance of any of the provisions hereof or, if the Borrower shall be so in default, specifying all such defaults and events of which he or she may have knowledge. Such certificate shall further set forth the calculations of the financial ratios and covenants set forth in Paragraph 5.1(F), including without limitation any antecedent calculations and the source of any information that was used in such calculations;

                           (4)    Promptly after the sending or making
available or filing of the same, copies of all reports, proxy statements, annual reports, and financial statements that the Borrower sends or makes available to its stockholders generally and all registration statements and reports that the Borrower files with the Securities and Exchange Commission or any successor Person; and

                           (5)    Immediately upon receipt of the same by
Borrower or any Subsidiary, copies of all management letters and any other reports which are submitted to the Borrower or any of its Subsidiaries by its independent accountants in connection with any annual or interim audit of the Records of the Borrower or its Subsidiaries by such accountants.

Agent shall promptly forward to the Banks copies of all items delivered to Agent under this Paragraph (B).

                     (C) The Borrower and its Subsidiaries will maintain their respective Inventory, Equipment, Real Property and other properties in as good condition and repair as exist on this date (normal wear and tear excepted), and will pay and discharge or cause to be paid and discharged prior to delinquency, the cost of repairs to or maintenance of the same, and will pay or cause to be paid all rental or mortgage payments prior to delinquency on such Equipment.

                     (D) The Borrower and its Subsidiaries will maintain, or cause to be maintained, public liability insurance and fire and extended coverage insurance on all assets owned by them, all in such form and amounts as are consistent with industry practices and with such insurers as may be reasonably satisfactory to the Banks. The Borrower will furnish to the Agent such evidence of insurance as the Banks may require.

                     (E) The Borrower and its Subsidiaries will pay or cause to be paid prior to delinquency, all taxes, assessments and charges or levies imposed upon them or on any of their property or which any of them is required to withhold or pay over, except where contested in good faith by appropriate proceedings with adequate security therefor having been set aside in a manner satisfactory to the Agent. The Borrower and each Subsidiary shall pay or cause to be paid all such taxes, assessments, charges or levies forthwith whenever foreclosure on any lien that attaches (or security therefor) appears imminent.

                     (F)   The Borrower will maintain:

                           (1)    a Fixed Charge Coverage Ratio of greater than
1.90 to 1, calculated quarterly on a rolling four (4) quarter basis.

                           (2)    an Adjusted Debt to Capitalization Ratio of
less than or equal to 68% at all times.

                           (3)    a Funded Debt to EBITDA Ratio of less than
3.25 to 1, calculated quarterly with EBITDA computed on a rolling four (4) quarter basis.

All financial covenants shall be tested on a consolidated basis and calculated in accordance with generally-accepted accounting principles, consistently applied, except as otherwise noted.

                     (G) The Borrower and its Subsidiaries will, when requested to do so, make available any of their Records for inspection by duly authorized representatives of the Agent, and will furnish the Agent (for the benefit of the Banks) any information regarding their business affairs and financial condition within a reasonable time after written request therefor. Notwithstanding the foregoing, so long as Borrower is not in default hereunder, inspections of Borrower's Records shall be limited to once per calendar year and any costs incurred in connection with such inspection shall be borne by the Banks.

                     (H) The Borrower and its Subsidiaries, on a consolidated basis, will take all steps reasonably necessary to preserve their corporate existence, good standing, and franchise (where failure to do so would have a material adverse effect on the financial condition of the Borrower and its Subsidiaries taken as a whole), and will comply, in all material respects, with all present and future Laws applicable to them in the operation of their respective businesses and all material agreements to which they are subject, including without limitation qualification by Borrower or any Subsidiary in any jurisdiction where qualification is required by their respective businesses.

                     (I) The Borrower and its Subsidiaries will give immediate notice to the Agent of: (1) any litigation or proceeding in which any of them is a party if an adverse decision herein would require them to pay more than One Hundred Fifty Thousand Dollars ($150,000.00) or deliver assets the value of which exceeds such sum (if such claim is not fully covered by insurance subject to approved deductibles); and (2) the institution of any other suit or proceeding involving any of them that might materially and adversely affect their operations, financial condition, property, or business operations considered on a consolidated basis.

                     (J) The Borrower and its Subsidiaries will pay when due (or within applicable grace periods) all Indebtedness due any Person, which is material to Borrower's business operations, except when the amount thereof is being contested in good faith by appropriate proceedings or actions and with adequate security therefor being set aside in a manner satisfactory to the Banks.

                     (K) The Borrower and its Subsidiaries will notify the Agent immediately if any of them becomes aware of the occurrence of any Event of Default or of any fact, condition or event that only with the giving of notice or passage of time or both, would become an Event of Default, or of the failure of the Borrower or any Subsidiary to observe any of their respective undertakings hereunder in any material respect.

                     (L) The Borrower and its Subsidiaries will notify the Agent thirty (30) days in advance of any change in the location of any of their places of business or of the establishment of any new, or the discontinuance of any existing, place of business.

                     (M) The Borrower and its Subsidiaries will: (1) fund all their Defined Benefit Pension Plans in accordance with no less than the minimum finding standards of section 302 of ERISA and Section 412 of the Internal Revenue Code: (2) furnish the Agent, promptly after filing of the same, with copies of all reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to all such Plans; and (3) promptly advise the Agent of the occurrence of any "reportable event" or "prohibited transaction" with respect to any such Plan.

            5.2      NEGATIVE COVENANTS.

                     (A) Neither the Borrower nor any Subsidiary will change its name, or enter into any merger, consolidation, or reorganization in which the Borrower or such Subsidiary is not the surviving entity.

                     (B) Neither the Borrower nor any Subsidiary will (i) sell, transfer, lease or otherwise dispose of all or (except in the ordinary course of business) any material part of its assets, including, without limitation, the Real Property; provided, however, Borrower and its Subsidiaries may in the ordinary course of business sell or dispose of obsolete Equipment or Inventory, or may replace damaged or worn Equipment with Equipment of similar value and use, or (ii) mortgage, pledge, grant or permit to exist a security interest in or lien upon any of the Real Property, now owned or hereafter acquired, except for Permitted Liens. Notwithstanding the foregoing, so long as Borrower owns at least twenty-five (25) unencumbered O'Charley's Restaurant facilities, and Borrower is otherwise in material compliance with the terms of this Agreement, and no Event of Default has occurred and is continuing, and no condition or event exists or occurs that, with the giving of notice or the passage of time, or both, would become an Event of Default, Borrower may request, on a case-by-case basis, the Agent to release specific Real Property from the provisions of this Paragraph 5.2(B). The release of the Real Property assets shall require the consent of the Majority Banks, provided that such consent shall not be unreasonably withheld or delayed. To the extent the Agent releases Real Property for purposes of permitting the Borrower to obtain permanent financing or to sell such Real Property, unless the Agent, with the consent of the Majority Bank agrees otherwise, Borrower agrees that the net proceeds resulting from such permanent financing or sale received by the Borrower or any Subsidiary shall be applied to the balance due under the Loan. Such payment shall not result in a reduction of the Total Commitments.

                     (C) Neither the Borrower nor any Subsidiary will become liable, directly or indirectly, as guarantor or otherwise, for any obligation of any other Person, except, provided no Default exists or would result from Borrower or any Subsidiary incurring liability for the following liabilities:
(i) the endorsement of commercial paper for deposit or collection in the ordinary course of business, (ii) the Indebtedness described in EXHIBIT L,
(iii) Equipment leases and purchase money financing for Equipment entered into in the ordinary course of business, (iv) obligations to vendors and other trade payables incurred in the ordinary course of business which are paid in accordance with the customary terms provided to the Borrower (or such obligations or trade payables which are being contested in good faith for which adequate security has been reserved in a manner satisfactory to the Banks), (v) Indebtedness incurred in connection with the release by the Majority Banks of specific properties from the provisions of Section 5.2(B) hereof, and (vi) other Indebtedness incurred in the ordinary course of business, which, including the Indebtedness described under Section 5.2(D)(vii), does not, at any time, exceed $15,000,000.00 in the aggregate, provided the documents or instruments evidencing such Indebtedness contain terms and conditions reasonably acceptable to the Agent (with the consent of the Majority Banks), which consent shall not be unreasonably withheld).

                     (D) Neither the Borrower nor any Subsidiary will incur, create, assume, or permit to exist any Indebtedness except: (i) the Loans; (ii) the Indebtedness described in EXHIBIT L; and, provided no Default exists or would result from Borrower or any Subsidiary incurring the following Indebtedness, (iii) Equipment leases, and purchase money financing for Equipment entered into in the ordinary course of business; (iv) obligations to vendors and other trade payables incurred in the ordinary course of business which are paid in accordance with the customary terms provided to the Borrower (or such obligations or trade payables which are being contested in good faith for which adequate security has been reserved in a manner satisfactory to the Banks); (v) contingent Indebtedness permitted by paragraph 5.2(C); (vi) Indebtedness incurred in connection with the release by the Majority Banks of specific properties from the provisions of Section 5.2(B) hereof, and (vii) other Indebtedness incurred in the ordinary course of business, which, including the Indebtedness described in Section 5.2(C)(vi) does not exceed $15,000,000.00 in the aggregate, provided the documents or instruments evidencing such Indebtedness contain terms and conditions reasonably acceptable to the Agent (with the consent of the Majority Banks), which consent shall not be unreasonably withheld).

                     (E) Except for the existing matters disclosed in EXHIBIT N, neither the Borrower nor any Subsidiary will make any investment in or make any loan in the nature of any investment to any Person, without the prior written consent of the Agent (with consent of the Majority Banks), which consent shall not be unreasonably withheld.

                     (F) Except as described in EXHIBIT O, neither the Borrower nor any Subsidiary will make any loan or advance to any officer, shareholder, director or employee of the Borrower or any Subsidiary, except for temporary advances in the ordinary course of business.

                     (G) Neither the Borrower nor any Subsidiary will prepay any Subordinated Indebtedness, except in accordance with its terms.

                     (H) Neither the Borrower nor any Subsidiary will enter into any sale-leaseback transaction, except: (i) the transactions described in EXHIBIT P; (ii) such sale-leaseback transactions as shall be consented to by the Agent (with the consent of the Majority Banks), which consent shall not be unreasonably withheld, provided (i) the proceeds of any sale-leaseback transaction are applied to the outstanding principal balance of the Loans, and
(ii) the Borrower shall, at all times, own at least twenty-five (25) unencumbered O'Charley's Restaurant facilities.

                     (I) Neither the Borrower nor any Subsidiary will acquire any stock in, or all or substantially all of the assets of, any Person, without the prior written consent of the Agent (with consent of the Majority Banks), which consent shall not be unreasonably withheld.

                     (J) Neither the Borrower nor any Subsidiary will furnish the Agent or any Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

                     (K) Neither the Borrower nor any Subsidiary will directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulation, interpretations or ruling thereunder.

                     (L) Except as described in EXHIBIT Q, Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including without limitation the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than any Subsidiary which is wholly owned by Borrower) on terms that are less favorable to the Borrower or its Subsidiaries than those that would be obtainable at the time from any Person who is not an Affiliate.

                     (M) Neither Borrower nor any Subsidiary will materially alter its current business operations, or engage in a new business venture which is not reasonably compatible with the Borrower's current business operations.

                     (N) Borrower will not permit a change in Borrower's senior management, except to the extent an individual member of senior management is replaced with an individual with substantially equivalent expertise with the consent of the Majority Banks, which consent shall not be unreasonably withheld. For purposes of this Agreement, senior management shall mean Gregory L. Burns and Steve Hislop.

                     (O) Borrower will not declare or pay cash dividends or other similar distributions without the prior written consent of the Agent (with the consent of the Majority Banks).

                     (P) Borrower will not purchase, redeem or retire in excess of $2,000,000 of Borrower's outstanding capital stock, without the prior written consent of the Agent (with the consent of the Majority Banks).


                              SECTION 6.  DEFAULT


            6.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

                     (A) The Borrower shall fail to pay when due any installment of principal or interest or fee payable hereunder.

                     (B) The Borrower shall fail to achieve any of the financial covenants contained in Paragraph 5.1(F).

                     (C) The Borrower or any Subsidiary shall fail to observe or perform any obligation or covenant to be observed or performed by any of them, jointly or severally, under any of the Loan Documents; provided, however, if such failure is not related to the payment of money or the breach of a financial covenant contained in Paragraph 5.1(F), Borrower shall have twenty
(20) days to cure such failure before the Majority Banks and/or Agent exercise the rights and remedies hereunder, with such twenty (20) day period commencing after: (1) notice of such failure from the Agent or Banks; or (2) the Agent is notified of such failure or should have been so notified pursuant to the provisions of Paragraph 5.1(M), which ever is earlier.

                     (D) Any financial statement, representation, warranty or certificate made or furnished by the Borrower or any Subsidiary to the Agent or any Bank in connection with this Agreement or the Loans, or as inducement to the Banks to enter into this agreement, shall be false, incorrect, or incomplete in any material respect when made.

                     (E) The Borrower or any Subsidiary shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of its or any of its creditors.

                     (F) Proceedings in bankruptcy, or for reorganization or the Borrower or any Subsidiary, or for the readjustment of any of their respective debts, under the United States Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by the Borrower or any subsidiary, or shall be commenced against the Borrower or any Subsidiary, and which, in the case of an involuntary petition, are not dismissed within sixty (60) days from the date of the filing.

                     (G) A receiver or trustee shall be appointed for the Borrower or any Subsidiary or for any substantial part of their respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower or any Subsidiary, or the Borrower or any Subsidiary shall discontinue business or materially change the nature of its business.

                     (H) The Borrower or any Subsidiary shall (i) suffer a final judgment (which is not covered by insurance subject to approved deductibles) requiring payment of money (including costs and expenses) aggregating in excess of $500,000, which judgment is not discharged within a period of thirty (30) days unless, pending further proceedings, execution has been effectively stayed pending appeal, to the satisfaction of the Agent, or
(ii) suffer a final judgment or judgments (which are not covered by insurance subject to approved deductibles), requiring payment of money (including costs and expenses) in an aggregate amount in excess of $2,000,000.

                     (I) The Borrower or any Subsidiary shall pay, in satisfaction of a final non-appealable judgment or in connection with the settlement or compromise of litigation against the Borrower or any Subsidiary (excluding (i) payment of approved deductibles, or insurance proceeds paid, in connection with a judgment or settlement of litigation which is covered by insurance, and (ii) payment of obligations or liabilities incurred in connection with the Settlement Agreement entered into by Borrower in connection with the settlement of the litigation styled Taylor, et al. v. O'Charley's Inc., a copy of which is attached hereto as EXHIBIT R), or in connection with an appeal bond or other security required in connection with the appeal of a final judgment against the Borrower or any Subsidiary, an aggregate amount in excess of $750,000 in any fiscal year.

                     (J) A judgment creditor or other lien creditor of the Borrower or any Subsidiary shall obtain possession of any of the Real Property by any means, including, but without limitation, levy, distraint, replevin or self-help.

                     (K) Borrower or any Subsidiary shall default in any other Indebtedness for borrowed money (including capitalized leases, but excluding the Obligations), directly or indirectly, whether matured or unmatured, which (i) is in excess of $2,500,000.00 and results in the acceleration of such Indebtedness, or (ii) consists of obligations owed to two
(2) different Persons and which results in the acceleration of such obligations.

                     (L) A lien or other encumbrance shall be filed against the Real Property, or any portion thereof, in violation of Paragraph 5.2(B) hereof, excluding: (i) Permitted Liens; and (ii) judgment liens permitted by
Section 6.1(H) hereof.

                     (M) The occurrence of any liability, or the reasonable threat of such liability, under Borrower's employee benefit plans, which results in a material adverse effect on the financial condition or business operations of the Borrower or any Subsidiary.

            6.2 ACCELERATION. Upon the occurrence of any of such Events of Default, the Majority Banks may, at their option, immediately terminate the obligation to make any further advances under the respective Commitments and/or declare the principal and interest accrued on the Notes and all other Obligations to be immediately due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest, or any notice of any kind except as set forth above; provided, that in the case of the Events of Default specified in clause (F), (G) or (H) above with respect to Borrower, without any notice to Borrower or any act by Agent or the Bank's the Commitments shall thereupon terminate and the Notes and all other Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower. In addition, and regardless of whether the Notes have been accelerated, the Majority Banks may upon the occurrence of any Event of Default elect to charge interest at the Default Rate set forth in the Notes.

            6.3 REMEDIES. After any acceleration, as provided for in Paragraph 6.2, the Banks shall have, in addition to the rights and remedies given it by the Loan Documents, all those allowed by all applicable Laws.


                             SECTION 7.  THE AGENT


            Except as provided in Paragraph 7.8 below, this Section VII is between and among the Agent and the Banks only. Neither the Borrower nor any other creditor of the Borrower shall have any rights under this section, whether as a third party beneficiary or otherwise.

            7.1 AUTHORIZATION. With respect to all funds advanced hereunder or under the Notes,

First American National Bank, NationsBank of Tennessee, N.A., Mercantile Bank of St. Louis National Association and Bank One, Dayton, N.A., shall be obligated to advance $20,000,000.00; $20,000,000.00; $15,000,000.00, and
$15,000,000.00, respectively, and each such Bank shall own a corresponding undivided interest in this Agreement. Each Bank authorizes the Agent to act on behalf of such Bank or holder to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith and signed by such Bank, and to take such other action as may be reasonably incidental thereto. The Agent shall be considered as acting solely in an administrative and ministerial capacity, not as trustee or other fiduciary of the Banks. The Agent shall not be construed as having any agency or fiduciary relationship with the Borrower. The Agent shall not have any duties or obligations to the Banks other than those expressly provided for herein. The Agent shall not be required to exercise any discretion or take any action, but shall be fully protected in so acting or in refraining from acting, upon the instructions of the Majority Banks (except as otherwise provided in Paragraph 8.3, for matters which require the consent of all Banks), and such instructions shall be binding upon all Banks and holders of the Notes, and the Agent shall not be liable to any party hereto for any consequence of any such action or refraining from action. Notwithstanding any instructions of the Majority Banks, the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any loan document or applicable law.

            7.2 STANDARD OF CARE. Neither the Agent nor any of its officers, directors, agents, employees or representatives shall be liable for any action taken or omitted to be taken by it or any of them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the
Agent: (a) may treat the payee of any Notes as the holder thereof and as a Bank hereunder until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent (which notice shall be binding on all parties hereto); (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts and advisories selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, experts or other advisors; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement or for any failure or delay in performance by the Borrower or any Bank under this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, perfection, collectability, genuineness, sufficiency or value of this Agreement, the Notes, or any other instrument of document furnished pursuant thereto or for the accuracy or completeness of any credit or other information provided to the Banks; (f) shall incur no liability under or in respect of this Agreement by action upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall incur no liability for relying upon any matters of fact that might reasonable be expected to be within the knowledge of the Borrower, upon a certificate or other writing signed by Borrower, or upon telephone communications with Borrower which are reasonably believed to be true and valid.

            7.3 NO WAIVER OF RIGHTS. With respect to the Notes, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the

Agent, and the Agent may accept deposits from, and generally engage in any kind of business with, the Borrower.

            7.4 PAYMENTS. The Agent shall use its best efforts to deliver to each Bank on the same day as received by Agent in immediately available funds such Bank's pro rata share of all payments received by the Agent for the benefit of the Banks, but in the event Agent is unable to deliver such payments to any Bank on the same day of receipt, Agent agrees to pay such Bank interest on the payment for each day the Agent is unable to deliver the payments after the date of its receipt based on the overnight federal funds rate of interest. Any payment due for any reason under this Agreement that is required to be made on a date on which the Agent is not open for business shall be extended until the next day on which the Agent is open for the transaction of business.

            7.5 INDEMNIFICATION. The Agent shall not be required to do any act hereunder or under any other document or instrument delivered hereunder or in connection herewith or take any action toward the execution or enforcement of the agency hereby created, or to prosecute or defend any suit in respect of this Agreement or the Notes or to advance funds hereunder upon the failure by any Bank to fund its pro rata share of the Commitment hereunder, unless ratably indemnified to its satisfaction (to the extent not reimbursed by Borrower) by the holders of the Notes against loss, cost, liability and expense (including reasonable fees and out-of-pocket expenses of counsel), claim, demand, action, loss or liability (except such as result from Agent's gross negligence or willful misconduct) that Agent may suffer or incur in connection with this Agreement or any action taken or omitted by Agent hereunder. Each Bank agrees to reimburse the Agent promptly upon demand for such Bank's pro rata share of any expenses referred to in Paragraph 8.4 incurred by the Agent to the extent that the Agent is not reimbursed for such expenses by the Borrower.

            7.6 EXCULPATION. Neither Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Banks or Majority Banks, as appropriate, or (b) in the absence of its own gross negligence or willful misconduct. Neither Agent nor any of its directors, officers, employees or agents shall (i) be responsible for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Note or any other instrument or document delivered hereunder or in connection herewith, or
(ii) be under any duty to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by Borrower or any other obligor of its obligations.

            7.7 CREDIT INVESTIGATION. Each Bank acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had the Commitment been granted and the Loan made directly by such Bank to the Borrower. Each Bank agrees and acknowledges that the Agent makes no representations or warranties about the creditworthiness or the Borrower or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, the Notes or the value of any security therefor and that each Bank has not entered into this Agreement in reliance upon any action, statement, representation, or warranty of any other Bank or Agent. Each Bank agrees that it will, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Neither the Agent nor any other Bank shall have any obligation whatsoever to make any such credit analysis or decisions for a Bank or to provide any credit or other information with respect to the Borrower now or in the future in the possession of the Agent or such other Bank, except that the Agent shall promptly forward to the Banks a copy of any notice received by the Agent from the Borrower of the occurrence of an Event of default hereunder and copies of all material documents delivered to it by the Borrower pursuant to the terms hereof.

            7.8 RESIGNATION. The Agent may resign at any time as the Agent under this Agreement by giving written notice thereof to the Banks and the Borrower, which resignation shall be effective upon a successor Agent's acceptance of its appointment. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent hereunder, which successor Agent shall also be reasonably acceptable to the Borrower so long as there is no Event of Default in existence hereunder. If no such successor Agent shall have been so appointed by the Majority Banks, or Borrower shall have reasonably rejected such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof having assets of at least One Hundred Million and No/100 Dollars ($100,000,000.00) and which shall be reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation as an Agent hereunder, the provisions of this Section VII shall insure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under the Loan Documents.

            7.9 PRORATION OF PAYMENTS. Except as may be provided in other sections of this Agreement, all funds received by Banks, or any of them, shall be allocated pro rata among all banks in proportion to their respective Commitment Percentages as set forth in Paragraph 2.1 hereof. If any Bank or other holder of any Notes shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on the Notes then held by it in excess of its pro rata share of payments and other recoveries obtained by all Banks or other holders on account of principal of and interest on the Notes then held by them, such Bank or other holder shall purchase from the other Banks or holders such participation in the Note held by them as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of them; provided, however, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, except as set forth in paragraph 7.11 hereof, no Bank shall have any obligation to account for or share any amount, property or profit of any kind received by it for its own account arising out of a banking or other relationship with the Borrower apart from the obligations under the Loan Documents.

            7.10 NO LIABILITY FOR ERRORS. The Agent shall not be liable for any error in computing the amounts payable to any Bank in respect of any amounts due to the Banks hereunder or in making payment of such amounts. In the event of an error in computing any amount payable to any Bank or in the making of a payment, the Agent, the Borrower and such Bank shall, forthwith upon discovery of such error, make such adjustment as shall be required to correct such error, including the payment of interest on any amounts that were incorrectly paid or not paid from the date paid or of the date due to the date returned or paid, all as the case may be, at the average daily rate for the overnight sale of federal funds by the Agent in effect for such period.

            7.11 OFFSET. In addition to and not in limitation of all rights of offset that any Bank or other holder of any Note may have under applicable Laws, each Bank or other holder of a Note shall, upon the occurrence of any Event of Default described in this Agreement or in the Note in question, have the right to appropriate and apply to the payment of such Notes any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with such Bank or other holder; provided, however, all funds received as a result of such offsets shall be applied pro rata among the Banks in proportion to their respective Commitment Percentages as set forth in Paragraph 2.1 hereof. Each Bank agrees to notify the other Banks immediately upon the exercise by it of this right of offset.


                           SECTION 8.  MISCELLANEOUS


            8.1 CONSTRUCTION. The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note or other evidence of liability held by the Banks, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent the Banks from enforcing any or all other notes, guaranties, pledge or security agreements in accordance with their respective terms.

            8.2 FURTHER ASSURANCE. From time to time, the Borrower will execute and deliver to the Banks such additional documents and will provide such additional information as the Banks may reasonably require to carry out the terms of this Agreement and be informed of the Borrower's operations, business and condition.

            8.3 ENFORCEMENT AND WAIVER BY THE BANKS. The Majority Banks shall have the sole and exclusive right to administer, amend, waive or modify the Loan Documents, and are hereby empowered to act for the Banks with regard to the aggregate Commitments and the documentation thereof; provided, however, it shall take an affirmative vote of all the Banks to (i) increase any of the several Commitments; (ii) decrease any of the interest rates on the Loan; (iii) amend the payment dates for the Loans or extend the Loan Termination Date on the Loans; (iv) approve prepayments of the Subordinated Indebtedness; (v) amend the definition of Majority Banks; and (vi) amend Paragraph 5.2(B) or this Paragraph 8.3. The Banks shall have the right at all times to enforce the provisions of the Loan Documents in strict accordance with the terms thereof, notwithstanding any conduct or custom on the part of the Banks and/or Agent in refraining from so doing at any time or times. The failure of the Banks at any time or times to enforce their rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of the Loan Documents or as having in any way or manner modified or waived as same. All rights and remedies of the Banks are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

            8.4 EXPENSES OF THE AGENT. The Borrower will, on demand, reimburse the Agent for all expenses, including the reasonable fees and expenses of legal counsel for the Agent, incurred by the Agent in connection with the preparation, administration, amendment, modification, or enforcement of the Loan Documents and the collection or attempted collection of the Notes.

            8.5 NOTICES. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered when delivered in person, or when sent by certified mail, postage prepaid, return receipt requested or by overnight courier service, to the address as follows, unless such address is changed by written notice hereunder:

                     (A)   If to the Borrower:

                           O'Charley's Inc.
                           P.O. Box 291809
                           Nashville, TN 37229
                           Attn:  Chad Fitzhugh, Chief Financial Officer

                           cc:    J. Page Davidson
                                  Felix Dowsley, Esquire
                                  Bass, Berry & Sims, PLC
                                  First American Center
                                  Nashville, TN 37229

                     (B)   If to the Agent:

                           First American National Bank
                           First American Center
                           Nashville, TN 37237-0202
                           Attn:  Ludolf H. Roell, Sr. Vice President

                           cc:    Kim A. Brown, Esquire
                                  Sherrard & Roe, PLC
                                  424 Church Street, Suite 2000
                                  Nashville, TN 37219

                     (C)   If to Co-Agent:

                           NationsBank of Tennessee, N.A.
                           One NationsBank Plaza
                           414 Union Street
                           Nashville, TN 37239
                           Attn:  William Diehl

                     (D)   If to the Banks:

                           Mercantile Bank of St. Louis National Association Mercantile Plaza, Tram 12-3
                           St. Louis, MO  63166
                           Attn:  Don Adam, Vice President

                           Bank One Dayton, N.A.
                           Kettering Tower
                           P.O. Box 1103
                           Dayton, OH 45401
                           Attn:  Glenn T. Campbell, Vice President

            8.6 WAIVER AND RELEASE. To the maximum extent permitted by applicable Laws, the Borrower and each Subsidiary:

                     (A) Waive: (1) protest of all commercial paper at any time held by the Banks on which the Borrower or any Subsidiary is in any way liable; and (2) notice and opportunity to be heard, after acceleration in the manner provided in Paragraph 7.2, before exercise by the Banks of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by an agreements with the Borrower or any Subsidiary, and, except where required hereby or by any applicable Laws, notice of any other action taken by the Banks; and

                     (B) Release the Banks and their officers, directors, attorneys, employees, and agents from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct or gross negligence.

            8.7 INDEMNIFICATION. Borrower and each Subsidiary hereby indemnify and hold the Banks and their officers, directors, attorneys, employees and agents free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation counsel fees and disbursements, incurred by the Banks or any of them as a result of, or arising out of, or relating to the execution, delivery, performance or enforcement of the Loan Documents or any instrument contemplated therein, except for any Bank's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower and each Subsidiary hereby agree to make the maximum contribution to the payment and satisfaction of such liabilities and costs permitted under applicable Laws.

            8.8 ASSIGNMENT/PARTICIPATIONS. Each Bank may, with the prior written consent of the Borrower (which may be unreasonably withheld) and the Agent, assign to one or more eligible assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Advances at the time owing to it and the Notes held by it); PROVIDED, HOWEVER, that (a) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement, (b) the Commitment Percentage of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall in no event be less than $5,000,000 and must be in multiples of $1,000,000, and (c) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance, together with any Note or Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

            Notwithstanding any other provision of this Agreement, the Borrower understands that any Bank may at any time enter into participation agreements with one or more participating banks whereby such Bank will allocate certain percentages of its Commitment to such bank or banks. The Borrower acknowledges that, for the convenience of all parties, this Agreement is being entered into with the Banks only and that Borrower's obligations hereunder are undertaken for the benefit of, and as an inducement to, any such participating bank as well as the Banks, and the Borrower hereby grants to each participating bank, to the extent of its participation in the Commitment, the right to set off deposit accounts maintained by the Borrower with such bank, provided that such participating banks shall not become "Banks" hereunder, or be entitled to directly exercise any of the rights or remedies of the Banks hereunder.

            8.9 APPLICABLE LAWS. The Laws of the State of Tennessee shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

            8.10 BINDING EFFECT, ASSIGNMENT AND ENTIRE AGREEMENT. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Banks. This Agreement and the documents executed and delivered pursuant hereto constitute the entire agreement between the parties, and supersede all prior agreements and understandings among the parties hereto. This Agreement may be amended only by a writing signed on behalf of each party.

            8.11 SEVERABILITY. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not effect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

            8.12 COUNTERPARTS. This Agreement may be executed by the parties independently in any number of counterparts, all of which together shall constitute but one and the same instrument which is valid and effective as if all parties had executed the same counterpart.

            8.13 SEAL. This Agreement is intended to take effect as an instrument under seal.

            8.14 VENUE. The Borrower and the Subsidiaries hereby irrevocably consent to the jurisdiction of the United States District Court for the Middle District of Tennessee and of all Tennessee state courts sitting in Davidson County, Tennessee, for the purpose of any litigation to which the Agent or any other Bank may be a party and which concerns this Agreement of the transactions contemplated herein. It is further agreed that venue for any such action shall lie exclusively with courts sitting in Davidson County, Tennessee, unless the Agent agrees to the contrary in writing.

            8.15 WAIVER OF JURY TRIAL. THE BORROWER AND EACH SUBSIDIARY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAWS) ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, RELATING TO, OR CONNECTED WITH THIS AGREEMENT, THE COLLATERAL OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT CONTEMPLATED HEREBY DELIVERED IN CONNECTION HEREWITH AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANKS' ENTERING INTO THIS AGREEMENT.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


AGENT                                  BORROWER

FIRST AMERICAN NATIONAL                O'CHARLEY'S INC., a Tennessee
BANK, a national banking               corporation
association


BY: /s/                                BY: /s/
   -------------------------------        -------------------------------------

TITLE: SVP                             TITLE: President
      ----------------------------           ----------------------------------

               SIGNATURE PAGE FOR NATIONSBANK OF TENNESSEE, N.A.
            FOR THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
                          DATED                , 1996





NATIONSBANK OF TENNESSEE, N.A.



BY:__________________________________

TITLE:_______________________________

            "CO-AGENT"

      SIGNATURE PAGE FOR MERCANTILE BANK OF ST. LOUIS NATIONAL ASSOCIATION
            FOR THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
                          DATED                , 1996





MERCANTILE BANK OF ST. LOUIS
NATIONAL ASSOCIATION


BY:__________________________________

TITLE:_______________________________

                    SIGNATURE PAGE FOR BANK ONE DAYTON, N.A.
                       FOR THE REVOLVING CREDIT AGREEMENT
                          DATED                , 1996





BANK ONE DAYTON, N.A.



BY:__________________________________

TITLE:_______________________________

                SIGNATURE PAGE FOR FIRST AMERICAN NATIONAL BANK
            FOR THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
                          DATED                , 1996





FIRST AMERICAN NATIONAL BANK


BY:__________________________________

TITLE:_______________________________

                                   SCHEDULE I

                       Table for Calculation of Interest
                           Rates and Commitment Fees

                                  Adjusted Debt to           Adjusted Debt to           Adjusted Debt to
                                  ----------------           ----------------           ----------------
                                Capitalization Ratio       Capitalization Ratio       Capitalization Ratio
                                --------------------       --------------------       --------------------

  Funded Debt to EBITDA              Below 52%               Between 52% and
  ---------------------              ---------               ----------------
  Ratio                                                     64% (including 52%)           64% and above
  -----                                                     -------------------           -------------
  Below 2.00.                L + 1.000%                  L + 1.125%                  L + 1.375%
                             I - 0.500%                  I - 0.500%                  I + 0.000%
                             Commitment Fee: 0.10%       Commitment Fee: 0.10%       Commitment Fee: 0.20%

  Between 2.00 and 2.55      L + 1.125%                  L + 1.250%                  L + 1.625%
  (including 2.00).          I - 0.500%                  I - 0.500%                  I + 0.000%
                             Commitment Fee: 0.15%       Commitment Fee: 0.15%       Commitment Fee: 0.25%

  Between 2.55 and 3.00      L + 1.250%                  L + 1.375%                  L + 2.000%
  (including 2.55).          I + 0.000%                  I + 0.000%                  I + 0.250%
                             Commitment Fee: 0.20%       Commitment Fee: 0.20%       Commitment Fee: 0.30%

  3.00 and above.            L + 1.750%                  L + 2.000%                  L + 2.250%
                             I + 0.000%                  I + 0.250%                  I + 0.500%
                             Commitment Fee: 0.25%       Commitment Fee: 0.30%       Commitment Fee: 0.35%


I.   Interest Rate Margins

     The applicable Index Margin and the applicable LIBOR Margin is indicated in each block opposite "I" for Index Rate and "L" for LIBOR Rate. The "+" or "-" indicates whether the applicable margin is added to or subtracted from the Index Rate or LIBOR Rate, as the case may be. The applicable Index Margin shall adjust three (3) days subsequent to the Agent's receipt of the Borrower's compliance certificate confirming the Borrower's financial ratios for the preceding quarter. The applicable LIBOR Margin shall adjust at the end of each applicable Eurodollar Interest Period but, in no event, earlier than five (5) days after the receipt by the Agent of the Borrower's compliance certificate confirming the Borrower's financial ratios for the preceding quarter.

II.  Commitment Fees

     The applicable Commitment Fee is indicated in each block. The applicable Commitment Fee shall adjust quarterly to reflect changes in the Funded Debt to EBITDA Ratio and the Adjusted Debt to Capitalization Ratios effective as of the first day of the fiscal quarter immediately following the period covered by the quarterly compliance certificate submitted to Bank in accordance with this Agreement.